  EXHIBIT 99.1

Grove, Inc. Announces Pricing of $11.0 Million Initial Public Offering and Nasdaq Listing

HENDERSON, NV / June 23, 2021 / Grove, Inc. (NASDAQ:GRVI) ("Grove" or the "Company"), today announced the pricing of an underwritten initial public offering of 2,200,000 shares of common stock at a public offering price of $5.00 per share for gross proceeds of approximately $11.0 million, prior to deducting underwriting discounts, commissions, and other offering expenses. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 330,000 shares at the public offering price less the underwriting discounts and commissions. The offering is expected to close on or about June 28, 2021, subject to satisfaction of customary closing conditions.

The Company has received approval to list its common stock on the Nasdaq Capital Market under the symbol “GRVI”, with trading expected to begin on June 24, 2021.

EF Hutton, division of Benchmark Investments, LLC, is acting as the sole book-running manager for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 23, 2021. A final prospectus relating to this offering will be filed with the SEC. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, from: EF Hutton, division of Benchmark Investments LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Grove, Inc.

Grove, Inc. is in the business of developing, producing, marketing and selling raw materials, white label products and end consumer products containing the industrial hemp plant extract, Cannabidiol (“CBD”). The Company sells to numerous consumer markets including the botanical, beauty care, pet care and functional food sectors. It seeks to take advantage of an emerging worldwide trend to re-energize the production of industrial hemp and to foster its many uses for consumers.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact

Andrew Norstrud

Email: investorinfo@cbd.io

Phone: (702) 332-5591

Investor Relations Contact

TraDigital IR

John McNamara

Email: john@tradigitalir.com

Phone: (917) 658-2602